                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant:                         [X]
Filed by a Party other than the Registrant:  [_]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Materials Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                          MATRIX CAPITAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                          MATRIX CAPITAL CORPORATION
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined).

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                          MATRIX CAPITAL CORPORATION
                       1380 LAWRENCE STREET, SUITE 1410
                            DENVER, COLORADO  80204

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 1, 1998


To the Shareholders of Matrix Capital Corporation:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Matrix Capital Corporation, a Colorado corporation (the "Company"), will be held at The Denver Athletic Club, 1325 Glenarm Place, Denver, Colorado 80204, on the 1st day of May, 1998, at 2:00 p.m. (local time) for the following purposes:

          1. To elect three (3) directors to hold office until the 2001 Annual Meeting of Shareholders or until their respective successors shall have been duly elected and shall have qualified;

          2. To consider and act upon a proposal to amend the Company's Amended and Restated Articles of Incorporation to change the Company's name to Matrix Bancorp;

          3. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the 1998 fiscal year; and

          4. To transact any and all other business that may properly come before the meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on March 26, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at such meeting or any adjournment(s) thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The stock transfer books will not be closed. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for ten
(10) days prior to the Annual Meeting.

     You are cordially invited to attend the meeting; WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, HOWEVER, YOU ARE URGED TO MARK, SIGN, DATE, AND MAIL THE ENCLOSED FORM OF PROXY PROMPTLY SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE MEETING. Your proxy will be returned to you if you should be present at the meeting and should request its return in the manner provided for revocation of proxies on the initial page of the enclosed proxy statement.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        T. Allen McConnell, Secretary
March 28, 1998

                          MATRIX CAPITAL CORPORATION
                       1380 LAWRENCE STREET, SUITE 1410
                            DENVER, COLORADO  80204

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 1, 1998

                          ---------------------------

                         SOLICITATION AND REVOCABILITY
                                  OF PROXIES



     The accompanying proxy is solicited by the Board of Directors on behalf of Matrix Capital Corporation, a Colorado corporation (the "Company"), to be voted at the 1998 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 1, 1998, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice") and at any adjournment(s) thereof. WHEN PROXIES IN THE ACCOMPANYING FORM ARE PROPERLY EXECUTED AND RECEIVED, THE SHARES REPRESENTED THEREBY WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE DIRECTIONS NOTED THEREON; IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN PURSUANT TO PROPOSAL 1 SET FORTH IN THE NOTICE, IN FAVOR OF PROPOSAL 2 AND PROPOSAL 3 SET FORTH IN THE NOTICE, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 4 SET FORTH IN THE NOTICE.

     The executive offices of the Company are located at, and the mailing address of the Company is, 1380 Lawrence Street, Suite 1410, Denver, Colorado 80204.

     Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

     This proxy statement (the "Proxy Statement") and accompanying form of proxy are being mailed on or about March 28, 1998. The Company's Annual Report to Shareholders for 1997 is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

     Any shareholder of the Company giving a proxy has the unconditional right to revoke his proxy at any time prior to the voting thereof either in person at the Annual Meeting by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to the Company addressed to T. Allen McConnell, Secretary, Matrix Capital Corporation, 1380 Lawrence Street, Suite 1410, Denver, Colorado 80204; no such revocation shall be effective, however, until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

     In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit the return of proxies, either by mail, telephone, telegraph, or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses.

Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of voting Common Stock, par value $.0001 per share (the "Common Stock"), registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

     The cost of preparing, printing, assembling, and mailing the Annual Report, the Notice, this Proxy Statement, and the enclosed form of proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares of the Common Stock, and other costs of solicitation, will be borne by the Company.


                               QUORUM AND VOTING

     The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 26, 1998 (the "Record Date"). On the Record Date, there were 6,703,880 shares of Common Stock issued and outstanding.

     Each holder of Common Stock shall be entitled to one vote for each share of Common Stock on all matters to be acted upon at the meeting. Neither the Company's Amended and Restated Articles of Incorporation, as amended, nor its Bylaws, as amended, allow for cumulative voting rights. The Company's Amended and Restated Articles of Incorporation specifically prohibit cumulative voting in an election of directors or for any other matter(s) to be voted upon by the shareholders of the Company. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote thereat, present in person or represented by proxy, may adjourn the Annual Meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the meeting is required for the election of directors pursuant to Proposal 1, the affirmative vote of the majority of shares entitled to be cast with respect to Proposal 2 is required for the approval of Proposal 2, and the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote is required for the approval of Proposal 3.

     An automated system administered by the Company's transfer agent tabulates the votes. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal other than the election of directors as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal.

           PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of Common Stock as of the Record Date by (i) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock; (ii) each of the Company's directors and advisory directors; (iii) each of the executive officers named in the Summary Compensation Table (the "Named Executive Officers"); and (iv) all directors, advisory directors and executive officers of the Company as a group. The address of each person listed below is 1380 Lawrence Street, Suite 1410, Denver, Colorado 80204.



                                                 SHARES BENEFICIALLY
                                                      OWNED (1)
                                                --------------------             PERCENT
                 NAME                                  NUMBER                    OF CLASS
------------------------------------------      --------------------          --------------
Guy A. Gibson                                            1,283,858  (2)            19.2%
Richard V. Schmitz                                       1,285,358  (3)            19.2
D. Mark Spencer                                            879,910  (2)(3)         13.1
Thomas M. Piercy                                           236,375                  3.5
David W. Kloos                                             148,409                  2.2
Thomas P. Cronin                                             7,000  (4)               *
Stephen G. Skiba                                            15,000  (4)               *
David A. Frank                                              10,000  (4)               *
Peter G. Weinstock                                           7,500  (4)               *
All directors, advisory directors and                    4,007,844  (4)            58.8
 executive officers as a group (13 persons)

_______

*    Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.
(2) On June 24, 1993, Mr. Gibson granted Mr. Spencer an option to purchase 133,983 of Mr. Gibson's shares of Common Stock at any time on or prior to June 23, 1998, at an exercise price of $2.41 per share. The amount shown in this table as beneficially owned by Mr. Spencer does not reflect these 133, 983 shares of Common Stock.
(3) On June 24, 1993, Mr. Schmitz granted Mr. Spencer an option to purchase 133,983 of Mr. Schmitz's shares of Common Stock, at any time prior to June 23, 1998, at an exercise price of $2.41 per share. The amount shown in this table as beneficially owned by Mr. Spencer does not reflect these 133, 983 shares of Common Stock.
(4) Includes options that are currently exercisable, or become exercisable within 60 days of the Record Date, to purchase from the Company the number of shares of Common Stock indicated for the following persons: David W. Kloos (7,000), Thomas P. Cronin (5,000), Paul E. Skretny (5,000), Gary Lenzo (6,000), Thomas J. Osselaer (80,500), Stephen G. Skiba (5,000), David
     A. Frank (5,000), and Peter G. Weinstock (5,000). Under the terms of the Company's Employee Stock Purchase Plan (the "Purchase Plan"), participants are issued fractional shares to the extent the money in their account is not evenly divisible into a whole number of shares on the purchase date. For ease of presentation, the number of shares of Common Stock outstanding and the number of shares of Common Stock beneficially owned by the persons described in this Proxy Statement have been rounded to the nearest whole share.

                             ELECTION OF DIRECTORS
                                 (PROPOSAL 1)

GENERAL

     Matrix Capital Corporation ("Matrix Capital") is a unitary thrift holding company that operates principally through the following operating subsidiaries:
United Financial, Inc. ("United Financial"), Matrix Financial Services Corporation ("Matrix Financial"), Matrix Capital Bank ("Matrix Bank"), United Special Services, Inc. ("USS"), United Capital Markets, Inc. ("UCM"), Sterling Trust Company ("Sterling") and First Matrix Investment Services Corporation ("First Matrix").

     The Bylaws, as amended, of the Company provide that the number of directors that shall constitute the whole board shall be as fixed from time to time by the Board of Directors. By resolution of the Board of Directors, the number of directors comprising the Board of Directors has been set at seven (7).

     The Board of Directors is divided into three classes. Directors for each class are elected at the annual meeting held in the year in which the term for such class expires and serve thereafter for three years or until their successors are elected and qualified. All advisory directors serve at the pleasure of the Board of Directors. Subject to any applicable employment agreement provisions, all officers are appointed by, and serve at the discretion of, the Board of Directors of the Company. There are no family relationships between any directors or officers of the Company or any of its subsidiaries.

NOMINEES AND CONTINUING DIRECTORS

     Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in the proxy to nominate and to vote the shares represented by such proxy for the election of the following named nominees for the office of director of the Company, to hold office until the 2001 Annual Meeting of Shareholders or until their respective successors shall have been duly elected and shall have qualified. Proxies cannot be voted for a greater number of persons than the nominees named.

     Information regarding each nominee, each of the continuing directors of the Company, and each advisory director of the Company is set forth in the table and text below:

                                                 PRESENT                    DIRECTOR'S
      NAME                AGE                 OFFICE(S) HELD               TERM EXPIRES
----------------         -----    ------------------------------------    --------------
NOMINEES:
Guy A. Gibson             33      Matrix Capital:  President, Chief            2001
                                   Executive Officer and Director
                                  Matrix Financial: Chairman of the
                                   Board
David W. Kloos            36      Matrix Capital: Senior Vice                  2001
                                   President, Chief Financial Officer
                                   and Director
                                  Matrix Bank:  Executive Vice President
                                   and Chief Financial Officer
David A. Frank(1)(2)      50      Matrix Capital:  Director                    2001

                                                 PRESENT                    DIRECTOR'S
      NAME                AGE                 OFFICE(S) HELD               TERM EXPIRES
----------------         -----    ------------------------------------    --------------
CONTINUING DIRECTORS:
Richard V. Schmitz        35      Matrix Capital:  Chairman of the             1999
                                   Board
                                  United Financial:  Chairman of the
                                   Board
D. Mark Spencer           38      Matrix Capital:  Vice Chairman and           1999
                                   Director
                                  Matrix Bank:  Chairman of the Board
Thomas M. Piercy          33      Matrix Capital:  Director                    2000
                                  United Financial:  President
Stephen G. Skiba(1)(2)    43      Matrix Capital:  Director                    2000
ADVISORY DIRECTOR:
Peter G. Weinstock        36      Matrix Capital:  Advisory Director            --

------

(1)  December of the Audit Committee.
(2)  Member of the Compensation Committee.

          GUY A. GIBSON has served as the Chief Executive Officer and a director of Matrix Capital since its formation in June 1993. Mr. Gibson has served as Chairman of the Board of Matrix Financial since August 1990. Mr. Gibson was one of the original founders of Matrix Financial and acted as its Chief Executive Officer during 1990. Prior to his tenure with the Company, Mr. Gibson held the position of Account Executive with the investment banking firms of PaineWebber from 1987 to 1989 and Lincoln Financial Group, a Denver-based servicing brokerage firm, from 1989 to 1990.

          RICHARD V. SCHMITZ has served as a director of Matrix Capital since its formation in June 1993 and was elected Chairman of the Board of Matrix Capital in February 1996. Mr. Schmitz was one of the original founders of United Financial, held the position of Chief Executive Officer of United Financial from 1990 until early 1997, and has been Chairman of the Board of United Financial since that time.

          D. MARK SPENCER served as Chairman of the Board of Matrix Capital from June 1993 until February 1996. Mr. Spencer has also served as an executive officer of the Company since June 1993. Mr. Spencer has served as Chairman of the Board of Matrix Bank since October 1993, and has served as director of Matrix Financial since August 1990. From 1985 through July 1990, Mr. Spencer served as Vice President of Secondary Marketing for Austin Federal Savings and Loan, an Austin, Texas savings and loan association.

          THOMAS M. PIERCY served as Senior Vice President of United Financial from October 1990 to June 1996, when he was elected President of United Financial. Mr. Piercy has served as a director of Matrix Capital since June 1993. From 1986 to 1990, Mr. Piercy served as Managing Director of Lincoln Financial Group.

          DAVID W. KLOOS has served as a Vice President and Chief Financial Officer of Matrix Capital since June 1993, and he has also served as a director of Matrix Capital since June 1993. Mr. Kloos was appointed as Senior Vice President of Matrix Capital in September 1996. Mr. Kloos has served as Executive Vice President and Chief Financial Officer of Matrix Bank since October 1993. From 1989 through 1993, Mr. Kloos served as Senior Vice President and Chief Financial Officer of Argo Federal Savings Bank, a Summit, Illinois federal savings bank. From 1985 to 1989, Mr. Kloos, a certified public accountant, was employed by the Chicago office of KPMG Peat Marwick LLP.

          STEPHEN G. SKIBA has served as a director of Matrix Capital since March 1996. Mr. Skiba is also Senior Vice President and Senior Analyst, focusing on banks and thrifts, for the ABN AMRO Chicago Corporation, an investment banking firm in Chicago, Illinois. From November 1990 to June 1996, Mr. Skiba was Senior Vice President, Chief Financial Officer and Treasurer of N.S. Bancorp, Inc. in Chicago, Illinois. Prior to joining N.S. Bancorp, Inc., Mr. Skiba was an audit partner with the Chicago office of KPMG Peat Marwick LLP, primarily responsible for financial institutions and real estate audit engagements.

          DAVID A. FRANK has served as a director of Matrix Capital since September 1996. Mr. Frank is President, Chief Executive Officer and founder of America's Mortgage Source, a mortgage company based in Marlton, New Jersey that is primarily involved in the origination of residential mortgage loans and which was formed in 1995. From 1994 to 1995, Mr. Frank served as President and Chief Executive Officer of Chemical Residential Mortgage Corporation in Edison, New Jersey, and as a director of Chemical Bank, N.A. Chemical Residential Mortgage Corporation was the primary mortgage banking operation of Chemical Banking Corporation. Prior to joining Chemical Residential Mortgage Corporation, Mr. Frank served from 1989 to 1994 as President and Chief Operating Officer of Margaretten Financial Corporation, a publicly traded national mortgage banking company based in Perth Amboy, New Jersey. From 1977 to 1989, Mr. Frank held various positions with Primerica Corporation/American Can Company (now known as Travelers, Inc.), where he was primarily involved in mergers, acquisitions, capital market activities and in restructuring a manufacturing-based concern into a diversified financial services company.

          PETER G. WEINSTOCK has served as an advisory director to Matrix Capital since September 1996. In his capacity as advisory director, Mr. Weinstock is invited to attend meetings of the Board of Directors and to participate in its discussions. However, Mr. Weinstock is not entitled to vote on matters submitted for approval and is not involved in the administration or
management of the Company.   Mr. Weinstock is an attorney with Jenkens &
Gilchrist, a Professional Corporation, where he has been employed for more than five years. Jenkens & Gilchrist, a Professional Corporation, serves as outside general counsel to the Company.

          The Board of Directors does not contemplate that any of the nominees for director will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

EXECUTIVE OFFICERS

          The following sets forth the name, age, current position with the Company, and the principal occupation during the last five years of each executive officer of the Company. Information with respect to Messrs. Gibson, Schmitz, Spencer, Piercy and Kloos is set forth above under the caption "--Nominees and Continuing Directors."

          THOMAS P. CRONIN, age 52, joined the Company in March 1997 as Vice Chairman of Matrix Capital and Chief Executive Officer of United Financial. Prior to joining the Company, Mr. Cronin held various positions with MCA Financial Corporation, a Michigan-based financial services company, and its wholly owned subsidiary, MCA Mortgage Corporation. Mr. Cronin's most recent management position with MCA Financial Corporation was Vice Chairman; however, Mr. Cronin continues to serve as a director of MCA Financial Corporation. Mr. Cronin has over 30 years of experience in the mortgage banking industry and currently is the Legislative Vice Chairman and board member for the Mortgage Bankers Association of America.

          GARY LENZO, age 47, has served as President and Chief Executive Officer and a director of Matrix Bank since October 1993. From 1987 to 1992, Mr. Lenzo served as Vice President of Austin Savings Association and Great Western Savings Bank, both Austin, Texas based savings associations. From 1984 to 1986, Mr. Lenzo served as Vice President of Unifirst American Mortgage Corporation, an Austin, Texas mortgage company.

          T. ALLEN MCCONNELL, age 31, joined the Company in October 1997 as Senior Vice President, Secretary and General Counsel. From September 1992 to October 1997, Mr. McConnell was an attorney with Jenkens & Gilchrist, a Professional Corporation, in Dallas, Texas, where his practice focused on corporate finance and mergers and acquisitions. Jenkens & Gilchrist, a Professional Corporation, serves as outside general counsel for the Company.

          THOMAS J. OSSELAER, age 39, has served as an executive officer of Matrix Financial since March 1992, and as President since July, 1997. From January 1990 to February 1992, Mr. Osselaer served as Treasurer and Finance Division Manager for the receivership of MeraBank Federal Savings Bank, a Resolution Trust Corporation controlled savings bank in Phoenix, Arizona. From 1985 to 1990, Mr. Osselaer served as Vice President, Assistant Treasurer and Investment Manager for MeraBank Federal Savings Bank.

          PAUL E. SKRETNY, age 53, has served as Chief Executive Officer of Sterling since May 1993 and as Chairman of the Board of First Matrix since March 1994. Prior to his association with Sterling, Mr. Skretny was Senior Vice President of APS Securities Corporation and Masterson, Moreland, Sauer, Whisman Inc. from June 1988 to February 1993, providing investment services and assistance to individual and institutional investors. From May 1975 to April 1988, Mr. Skretny was employed by Jefferson Bancshares, Inc. and its subsidiaries serving as President and Chief Executive Officer from 1984 to 1988. From June 1964 to 1975, he was employed by the Manufacturers & Traders Trust Company and the Bank of Buffalo in various positions as Assistant Manager, Operations Officer, Assistant Vice President and Vice President of Branch Office Administration. Mr. Skretny holds professional certifications and licenses as a fully registered general securities representative, general securities principal and uniform securities agent.

COMMITTEES OF THE BOARD OF DIRECTORS

          The Board of Directors currently has two standing committees: the Compensation Committee and the Audit Committee. The Compensation Committee and the Audit Committee are each comprised of Mr. Skiba and Mr. Frank. The Compensation Committee is responsible for recommending to the Board of Directors the Company's executive compensation policies for senior officers and administering the 1996 Amended and Restated Stock Option Plan (the "Plan") and the Purchase Plan. The Compensation Committee held three meetings during 1997, and also acted on several occasions during 1997 by unanimous consent. The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter, and performing such other duties as the Board of Directors may from time to time prescribe. The Audit Committee held three meetings during 1997.

          The Board of Directors does not have a standing Nominating Committee.

          The Board of Directors held four meetings during 1997. During 1997, each director attended all of the meetings of the Board of Directors and committees on which he served.

DIRECTOR COMPENSATION

          The Company pays each nonemployee director of the Company a $3,750 quarterly retainer and a fee of $1,000 ($250 if such director's attendance is via teleconference) for each meeting of the Board of Directors of the Company that he attends. The Company also reimburses each director for ordinary and necessary travel expenses related to such director's attendance at Board of Directors and committee meetings. Nonemployee directors are also eligible for stock option grants under the Plan.

          Each advisory director of the Company is paid a $2,500 quarterly retainer and a fee of $1,000 ($250 if such advisory director's attendance is via teleconference) for each meeting of the Board of Directors of Matrix Capital that he attends. The Company also reimburses each advisory director for ordinary and necessary travel expenses related to such advisory director's attendance at Board of Directors meetings. Advisory directors are also eligible for stock option grants under the Plan.

                      COMPENSATION OF EXECUTIVE OFFICERS

          The Summary Compensation Table below provides certain summary information concerning compensation paid or accrued during 1995, 1996, and 1997 by the Company to or on behalf of the Chief Executive Officer and the four other highest paid executive officers of the Company whose salary and bonus for 1997 was in excess of $100,000:

                                                            Annual                     Long-Term
                                                       Compensation(1)                 Compensation
                                                       ----------------                ------------
                                                                         OTHER ANNUAL    OPTIONS/         ALL OTHER
      NAME AND PRINCIPAL POSITIONS        YEAR    SALARY     BONUS       COMPENSATION      SARS         COMPENSATION
---------------------------------------- ------ ---------  ---------     ------------  ------------     ------------
Guy A. Gibson
 President, Chief Executive Officer       1997   $250,000  $     --        $    --           --          $8,375(3)(4)
 and Director of Matrix Capital;          1996    250,000        --         47,514(2)        --           8,375(3)(4)
 Chairman of the Board of Matrix          1995    250,000        --         46,552(2)        --           8,300(3)(4)
 Financial


Richard V. Schmitz
 Chairman of the Board of Matrix          1997    250,000        --             --           --           7,875(3)(4)
 Capital; Chief Executive Officer of      1996    250,000        --             --           --           8,375(3)(4)
 United Financial                         1995    250,000   100,000             --           --           8,300(3)(4)


D. Mark Spencer
 Vice Chairman of the Board of            1997    250,000        --             --           --           8,375(3)(4)
 Matrix Capital; Chairman of the          1996    250,000        --             --           --           8,375(3)(4)
 Board of Matrix Bank                     1995    250,000        --             --           --           8,300(3)(4)


Thomas M. Piercy
 Director of Matrix Capital; President    1997    280,631        --             --           --           2,375(4)
 of United Financial                      1996    293,626        --             --           --           2,375(3)(4)
                                          1995    271,372        --             --           --           2,300(3)(4)

Thomas P. Cronin
 Vice Chairman of Matrix Capital;         1997    208,503        --         12,359(5)    25,000(6)           --
 Chief Executive Officer of United        1996         --        --             --           --              --
 Financial                                1995         --        --             --           --              --



(1) Annual compensation does not include the cost to the Company of benefits certain executive officers receive in addition to salary and cash bonuses. The aggregate amounts of such personal benefits, however, did not exceed the lesser of either $50,000 or 10% of the total annual compensation of such executive officer.
(2) Each amount specified represents payments made to Mr. Gibson during the year shown in respect of Mr. Gibson's accrued tax liability during prior periods in which the Company operated as an "s" corporation.
(3) Of this amount, $6,000 represents directors fees paid by Matrix Bank for such person's service on that entity's board of directors for each of 1995, 1996 and 1997, except that such amount for 1997 is only $5,500 for Mr. Schmitz.
(4) Of this amount, $2,300, $2,375 and $2,375, respectively, represents the Company's contribution to such person's account maintained under the 401(k) savings plan during 1995, 1996 and 1997, respectively.
(5) Represents reimbursement of various expenses in connection with Mr. Cronin's relocation to Denver.
(6) The exercise price for these options is $13.75. These options become exercisable ratably over five years, with the first 20% exercisable as of March 3, 1998. The options have a term of 10 years, unless they are exercised or expire upon certain circumstances set forth in the Plan, including retirement, termination in the event of a change in control, death or disability.
(7) Represents the Company's contribution to Mr. Cronin's account maintained under the 401(k) savings plan during 1997.

GRANTS OF OPTIONS

          The following table sets forth details regarding stock options granted to the Named Executive Officers during 1997. In addition, there are shown the "option spreads" that would exist for the respective options granted based upon assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term.

                                                 OPTION GRANTS IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS

                            Number of
                           Securities     Percent of Total                                   Potential Realizable Value at
                           Underlying      Options Granted                                        Assumed Annual Rates of
                            Options        to Employees in       Exercise    Expiration     Stock Price Appreciation for
        Name                Granted          Fiscal Year      or Base Price     Date                  Option Term(2)
        ----              -----------     ----------------    -------------  ----------  -------------------------------
                                                                                                    5%              10%
                                                                                         -------------    -------------
Guy A. Gibson..........         --               --%             $   --           --        $     --        $     --

Richard V. Schmitz.....         --               --                  --           --              --              --
D. Mark Spencer........         --               --                  --           --              --              --
Thomas M. Piercy.......         --               --                  --           --              --              --
Thomas P. Cronin(1)....     25,000             16.7               13.75       3/3/07         216,185         547,849

     (1) Options were granted under the Plan. The exercise price of each option is the fair market value of the Common Stock on the date of grant. Options vest in one-fifth increments over a five-year term. The options have a term of 10 years, unless they are exercised or expire upon certain circumstances set forth in the Plan, including retirement, termination in the event of a change in control, death or disability.
     (2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table may not be achieved.

EXERCISES OF OPTIONS

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal 1997, and unexercised options held as of December 31, 1997. No options were exercised by the Named Executive Officers during 1997.


                                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                                   FISCAL YEAR-END OPTION VALUES
                                                                                     VALUE OF
                      NUMBER OF                          NUMBER OF                 UNEXERCISED
                       SHARES                           UNEXERCISED                IN-THE-MONEY
                      ACQUIRED                            OPTIONS                    OPTIONS
                         ON                             AT FY-END:                  AT FY-END:
       NAME           EXERCISE   VALUE REALIZED  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/EXERCISABLE(1)
--------------------  ---------  --------------  -------------------------  --------------------------
Guy A. Gibson.......     --            --                  --/--                   $  --/--
Richard V. Schmitz..     --            --                  --/--                      --/--
D. Mark Spencer.....     --            --                  --/--                      --/--
Thomas M. Piercy....     --            --                  --/--                      --/--
Thomas P. Cronin....     --            --                  --/25,000                  --/37,500

(1) Values are stated based upon the closing price of $15.25 per share of the Common Stock on the Nasdaq National Market on December 31, 1997, the last trading day of the Company's fiscal year.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Board of Directors has established a Compensation Committee to review and approve the compensation levels of executive officers of the Company, evaluate the performance of the executive officers, consider senior management succession issues and any related matters for the Company. The Compensation Committee is charged with reviewing with the Board of Directors in detail all aspects of the cash compensation for executive officers of the Company. Stock option compensation for the executive officers is also considered by the Compensation Committee.

          The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include preserving a strong financial posture, increasing the assets of the Company, positioning the Company's assets and business operations in geographic markets and industry segments offering long-term growth opportunities, enhancing shareholder value and ensuring the survival of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industry within which the Company operates. In recent years, these conditions reflect a highly competitive market environment and rapidly changing regional, geographic and overall industry market conditions. The Compensation Committee is also mindful, however, of the fact that several of the Company's executive officers have entered into employment agreements in connection with their agreements to join the Company; accordingly, with respect to those executive officers, the Compensation Committee recognizes that, to a large degree, compensation for such persons is set by contract.

          In general, the Compensation Committee has determined that the available forms of executive compensation should include base salary, cash bonus awards and stock options. Performance of the Company will be a key consideration (to the extent that such performance can fairly be attributed or related to such executive's performance), as well as the nature of each executive's responsibilities and capabilities. The Company's compensation philosophy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long-term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Therefore, the Company also considers the achievement of specified business objectives when determining executive officer compensation. The Compensation Committee endeavors to compensate the Company's executive officers based upon a Company-wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers.

          In determining compensation, the Compensation Committee attempts to reward executive officers with equity compensation in addition to salary in keeping with the Company's overall compensation philosophy, which attempts to place equity in the hands of its employees in an effort to further instill shareholder considerations and values in the actions of all the employees and executive officers. In making its determinations, some consideration is given by the Compensation Committee to the number of options already held by such persons and the existing amount of Common Stock already owed by such persons. The number of stock options granted to executive officers during 1997 was determined, in part, by the subjective evaluation of each executive's ability to influence the Company's long term growth and profitability and by the amount of equity owed by such executive officers. The Compensation Committee believes that the award of options represents an effective incentive to create value for the shareholders.

          In determining executive compensation for 1997, the Compensation Committee reviewed several factors. Particular emphasis was placed upon the successful completion of the Company's initial public offering and the overall growth experienced during 1996 by the Company. After consideration, the Compensation Committee determined to set the base salary for Messrs. Gibson, Schmitz and Spencer at levels equivalent to the 1996 level. The other executive officers employed by the Company at the time of such determination of compensation for 1997 each received moderate increases in base salary based upon the increased duties and responsibilities associated with the growth of the Company and its status as a publicly traded entity. Compensation determinations for executive officers who joined the Company after the 1997 compensation levels were established were made after careful review by the Compensation Committee of the long-term prospects of each such individual, giving particular emphasis to each such individual's credentials and their subjective evaluation of such executive's ability to influence the Company's long-term prospects.

          In late 1997, the Compensation Committee retained Bank Compensation Strategies, Inc. ("BCS") to analyze and review the Company's management compensation structure and elements. BCS has made an initial proposal to the Compensation Committee for an annual incentive plan. The proposed plan is based upon targeted goals and objectives and a comparison to a peer group of companies. The performance criteria include, depending on the executive in question, the Company's return on equity and budgeted pre-tax net income. The Compensation Committee has given BCS its initial feedback on the proposed elements of the plan, and expects a resolution of any outstanding issues and formal implementation of a final plan by June 1998.

          Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Chief Executive Officer and the four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Company does not have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee will consider the net cost to the Company in making all compensation decisions.


                                       COMPENSATION COMMITTEE

                                       STEPHEN G. SKIBA
                                       DAVID A. FRANK

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          During the last completed fiscal year, no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee.

          During the last completed fiscal year, no executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company.

          During the last completed fiscal year, no executive officer of the registrant served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

COMMON STOCK PERFORMANCE GRAPH

          The following performance graph compares the cumulative return of the Common Stock with that of the Broad Market (the NASDAQ Market Index) and two published industry indices (SIC Code 6162 - Mortgage Bankers and Loan Correspondents and SIC Code 6035-Savings Institutions, Federally-Chartered). Each index assumes $100 invested at October 18, 1996 and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization. In the proxy statement distributed in connection with the Company's 1997 Annual Meeting, the Company used SIC Code 6162 as its comparative industry index ("Industry Index 1"). Consistent with the reasons enumerated herein by the Company for proposing its name change, the Company believes a comparison to SIC Code 6035 ("Industry Index 2") more appropriately reflects the Company's peer group, since the Company is a unitary thrift holding company and Industry Index 2 consists of federally-chartered thrifts and holding companies that own federally-chartered thrifts.

                              COMPARATIVE RETURNS
     MATRIX CAPITAL CORPORATION, BROAD MARKET AND PUBLISHED INDUSTRY INDEX
                    (PERFORMANCE RESULTS THROUGH 12/31/97)



                             [GRAPH APPEARS HERE]

                                 Beginning         Year Ended         Year Ended
                              October 18, 1996  December 31, 1996  December 31, 1997
------------------------------------------------------------------------------------
Matrix Capital Corporation         100.00             141.11             135.56
------------------------------------------------------------------------------------
Industry Index 1                   100.00              97.67             137.73
------------------------------------------------------------------------------------
Industry Index 2                   100.00             106.35             180.28
------------------------------------------------------------------------------------
Broad Index                        100.00             105.97             129.63
------------------------------------------------------------------------------------

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In October 1995, the Company loaned $750,000 to Matrix Diversified, Inc. ("Diversified"), a company in which Messrs. Gibson, Schmitz, Piercy, Spencer, Kloos and Osselaer, each of whom is an executive officer of the Company, and Mr. Robert Fowles, an officer of United Financial, own all of the outstanding capital stock, in order to enable Diversified to purchase the assets of an unaffiliated business, which business was sold to an unaffiliated third party subsequent to 1997 year end. The loan was paid in full upon the sale. The loan accrued interest at 13% per annum and was secured by a secondary lien on the assets of Diversified. In addition, until such sale, the Company leased approximately 7,400 square feet in its Phoenix office building to such business at a base rental of approximately $8,500 per month. The office space is now leased at market rates to the unaffiliated third party who bought such business.

     On December 31, 1997, the Company renewed a loan originally made to Mr. Spencer, Vice Chairman of the Board and a shareholder of the Company, in December 1994 in the amount of approximately $80,000. The loan to Mr. Spencer accrues interest at the prime rate, is unsecured, and the entire principal and all accrued interest is due and payable in one lump sum on December 31, 1998. The Company has the option of extending the maturity of such loan to Mr. Spencer in annual increments.

     During 1997, the Company made a mortgage loan to Mr. McConnell in the amount of $320,000 in connection with his employment with the Company and his purchase of a residence in Denver. Such mortgage loan was made in the ordinary course of business of the Company, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. Such mortgage loan was subsequently sold by the Company to an unaffiliated third-party investor at a fair market value. In addition, in connection with his relocation to Denver, the Company made Mr. McConnell a $40,000 unsecured loan for an approximate one-week period during December 1997, which was repaid in full, with interest at the prime rate, as published in the Wall Street Journal, upon the sale by Mr. McConnell of his residence in Dallas.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Shareholders"), to file reports of ownership and changes of ownership with the Commission and NASDAQ National Market. Officers, directors and 10% Shareholders of the Company are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms so filed.

     Based solely on review of copies of such forms received, the Company believes that, during the last fiscal year, all filing requirements under
Section 16(a) applicable to its officers, directors and 10% Shareholders were timely, except that Mr. Skiba failed to file a Form 4 relating to one transaction (which transaction was reported on a Form 5 that was filed timely).

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

     Because management of the Company beneficially owns in excess of 50% of the outstanding Common Stock entitled to vote at the Annual Meeting, and management has indicated its intent to vote in favor of the nominees for director, election of the nominees for director is assured.

        AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                 (PROPOSAL 2)

     The Board of Directors of the Company unanimously adopted a proposed amendment to Article FIRST of the Company's Amended and Restated Articles of Incorporation and recommended that such amendment be submitted to the shareholders of the Company for approval and adoption. The proposed amendment would change the name of the Company to "Matrix Bancorp." The name change will allow the Company to be more readily identified as a thrift holding company, and will reinforce to management of the Company and others the focus of the Company on traditional thrift activities, such as lending activities, loan purchase and servicing activities and deposit generation activities. The Company also believes that the name change will allow the Company to distance itself from identification with the numerous specialty financial services companies that have traditionally been reliant on gain on sale accounting from securitizations of subordinate lien consumer or real estate loans or sub-prime first lien mortgage loans, which tend to be inherently more risky than the traditional residential first lien mortgage loans that constitute the primary investment of the Company.

     Therefore, the Board of Directors recommends that the shareholders vote in favor of the change of corporate name. If the shareholders approve such name change, Article FIRST of the Company's Amended and Restated Articles of Incorporation will be amended to read in its entirety as follows:

     "FIRST:  The name of the corporation is Matrix Bancorp (the
"Corporation")."

     Approval of Proposal No. 2 requires the affirmative vote of the majority of shares entitled to be cast with regard to such Proposal 2. Because management of the Company beneficially owns in excess of 50% of the outstanding Common Stock entitled to vote at the Annual Meeting, and has indicated that they intend to vote in favor of Proposal 2, approval of Proposal 2 is assured. As soon as practicable following approval, the Company intends to file the amendment to its Amended and Restated Articles of Incorporation with the Secretary of State of Colorado, which amendment would become effective upon the filing thereof.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE COMPANY TO CHANGE THE COMPANY'S NAME AS DESCRIBED ABOVE.


                       PROPOSAL TO RATIFY APPOINTMENT OF
                             INDEPENDENT AUDITORS
                                 (PROPOSAL 3)

     The Board of Directors has appointed Ernst & Young LLP, independent auditors, to be the principal independent auditors of the Company and to audit its consolidated financial statements for the fiscal year ending December 31, 1998. Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1997, and has reported on the Company's consolidated financial statements. Representatives of the firm will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     The Board of Directors has the responsibility for the selection of the Company's independent auditors. Although shareholder ratification is not required for the selection of Ernst & Young LLP, and although such ratification will not obligate the Company to continue the services of such firm, the Board of Directors is submitting the selection for ratification with a view towards soliciting the shareholders' opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Board of Directors must then determine whether to appoint other auditors before the end of the current fiscal year, and in such case, shareholders' opinions would be taken into consideration.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1998 FISCAL YEAR.

     Because management of the Company beneficially owns in excess of 50% of the outstanding Common Stock entitled to vote at the Annual Meeting, and management has indicated its intent to vote in favor of the ratification of the appointment of Ernst & Young LLP, such ratification is assured.

                                OTHER BUSINESS
                                 (PROPOSAL 4)

     The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.


                   DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Shareholder proposals to be included in the Proxy Statement for the 1999 Annual Meeting must be received by the Company no later than November 27, 1998.


                                      BY ORDER OF THE BOARD OF DIRECTORS



                                      T. Allen McConnell, Secretary

March 28, 1998
Denver, Colorado


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                     PROXY

                           MATRIX CAPITAL CORPORATION
                              1380 Lawrence Street
                                   Suite 1410
                             Denver, Colorado 80204

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints David W. Kloos and T. Allen McConnell, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all of the shares of the common stock of Matrix Capital Corporation (the "Company"), held of record by the undersigned on March 26, 1998, at the Annual Meeting of Shareholders of the Company to be held on May 1, 1998, and any adjournment(s) thereof.

                    [To Be Dated And Signed On Reverse Side]

     THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, IN FAVOR OF PROPOSAL 2 AND PROPOSAL 3, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 4.

     1. PROPOSAL TO ELECT AS DIRECTORS OF THE COMPANY THE FOLLOWING PERSONS TO HOLD OFFICE UNTIL THE 2001 ANNUAL ELECTION OF DIRECTORS BY SHAREHOLDERS OR UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

     [ ]       FOR all nominees listed
               (except as marked below to the contrary)

     [ ]       WITHHOLD AUTHORITY to vote for all nominees listed

                                 Guy A. Gibson
                                 David W. Kloos
                                 David A. Frank

     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

          Withhold:
                   -----------------------------------------------------------

     2. PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE THE COMPANY'S NAME TO MATRIX BANCORP.


                   [ ]  FOR     [ ]  AGAINST   [ ]  ABSTAIN



     3. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE 1998 FISCAL YEAR.


                   [ ]  FOR     [ ]  AGAINST   [ ]  ABSTAIN



     4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


                   [ ]  FOR     [ ]  AGAINST   [ ]  ABSTAIN



                                     Dated:  ________________, 1998


                                     ------------------------------------------
                                     Signature


                                     -------------------------------------------
                                     Signature, If Held Jointly

                                     Please execute this proxy as your name
                                     appears hereon. When shares are held by
                                     joint tenants, both should sign. When
                                     signing as attorney, executor,
                                     administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.